AXP(R)
       Focused
           Growth
                Fund

AXP Focused Growth Fund seeks to provide shareholders with long-term capital growth.

PROSPECTUS
MAY 30, 2003

Please note that this Fund:

o    is not a bank deposit

o    is not federally insured

o    is not endorsed by any bank or government agency

o    is not guaranteed to achieve its goal

Like all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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Table of Contents

TAKE A CLOSER LOOK AT:

The Fund                                           3p

Goal                                               3p

Principal Investment Strategies                    3p

Principal Risks                                    4p

Past Performance                                   5p

Fees and Expenses                                  7p

Investment Manager                                 8p

Other Securities and
   Investment Strategies                           9p

Buying and Selling Shares                          9p

Valuing Fund Shares                                9p

Investment Options                                10p

Purchasing Shares                                 11p

Transactions Through American Express
   Brokerage or Third Parties                     13p

Sales Charges                                     14p

Exchanging/Selling Shares                         17p

Distributions and Taxes                           20p

Financial Highlights                              21p

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2p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

The Fund

GOAL

AXP Focused Growth Fund (the Fund) seeks to provide shareholders with long-term capital growth. Because any investment involves risk, achieving this goal cannot be guaranteed.

PRINCIPAL INVESTMENT STRATEGIES

The Fund is a non-diversified mutual fund that primarily invests in equity securities that appear to offer growth opportunities. The Fund normally focuses its investment in a core group of 20 to 50 common stocks of medium and large size companies. The Fund may invest up to 30% of its total assets in foreign investments.

In pursuit of the Fund's goal, American Express Financial Corporation (AEFC), the Fund's investment manager, chooses investments by:

o    Identifying companies with:

     o   effective management (considering overall performance),

     o   financial strength,

     o   competitive market or product position, and

     o   technological advantage relative to other companies.

o Selecting companies that AEFC believes have above-average long-term growth potential based on the factors described in the previous paragraph.

In evaluating whether to sell a security, AEFC considers, among other factors, whether:

o    The company has met AEFC's earnings and/or growth expectations.

o    Political,   economic,   or  other  events   could  affect  the   company's
     performance.

o AEFC identifies a more attractive opportunity it believes has a better long-term growth potential based on factors described above.

o AEFC wishes to minimize potential losses (for example, in a market down-turn).

o    The company continues to meet the other standards described above.

During weak or declining markets, the Fund may invest more of its assets in money market securities. Although the Fund primarily will invest in these securities to avoid losses, this type of investing also could prevent the Fund from achieving its investment objective. During these times, AEFC may make frequent securities trades that could result in increased fees, expenses, and taxes.

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3p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

PRINCIPAL RISKS

This Fund is designed for investors with above-average risk tolerance. Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

    Market Risk

    Sector Risk

    Style Risk

    Foreign Risk

    Issuer Risk

Market Risk

The market may drop and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably.

Sector Risk

The Fund is non-diversified. A non-diversified fund may invest more of its assets in fewer companies than if it were a diversified fund. Because each investment has a greater effect on the Fund's performance, the Fund may be more susceptible to a single economic, political or regulatory event than a diversified fund. In addition, the fund may invest a significant part of its total assets in securities of companies primarily engaged in the technology, media, telecommunications, health care or financial sectors. This may result in greater market fluctuation than would happen with a fund invested in a wider variety of companies. As these sectors increase or decrease in favor with the investing public, the price of securities of companies in the sectors will fluctuate unpredictably. In addition, companies in those sectors, or in companies that rely heavily on those sectors, could become increasingly sensitive to down swings in the economy.

Style Risk

The Fund purchases growth stocks based on the expectation that the companies will have strong growth in earnings. The price paid often reflects an expected rate of growth. If that growth fails to occur, the price of the stock may decline quickly.

Foreign Risk

The following are all components of foreign risk:

Country risk includes the political, economic, and other conditions of a country. These conditions include lack of publicly available information, less government oversight (including lack of accounting, auditing, and financial reporting standards), the possibility of government-imposed restrictions, and even the nationalization of assets.

Currency risk results from the constantly changing exchange rate between local currency and the U.S. dollar. Whenever the Fund holds securities valued in a foreign currency or holds the currency, changes in the exchange rate add or subtract from the value of the investment.

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Custody risk refers to the process of clearing and settling trades. It also covers holding securities with local agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle. Local agents are held only to the standard of care of the local market. Governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country's securities market is, the greater the likelihood of problems occuring.

Issuer Risk

The risk that an issuer, or the value of its stocks or bonds, will perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures or other factors.

PAST PERFORMANCE

The following bar chart and table indicate the risks and variability of investing in the Fund by showing:

o how the Fund's performance has varied for each full calendar year that the Fund has existed, and

o    how the Fund's average annual total returns compare to recognized indexes.

How the Fund has performed in the past does not indicate how the Fund will perform in the future.

(bar graph)
                               CLASS A PERFORMANCE
                            (based on calendar years)

   0%
  -5%
 -10%
 -15%
 -20%
 -25%
 -30%
 -35%                                                                    -36.80%
 -40%                                                             -37.23%

       1993   1994    1995   1996    1997    1998   1999    2000    2001   2002

During the period shown in the bar chart, the highest return for a calendar quarter was +24.19% (quarter ending December 2001) and the lowest return for a calendar quarter was -36.14% (quarter ending March 2001).

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in sales charges and fees.

The Fund's Class A year to date return as of March 31, 2003 was -1.37%.

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5p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

Average Annual Total Returns (as of Dec. 31, 2002)

                                                  1 year        Since inception
Focused Growth:
   Class A
     Return before taxes                         -40.43%          -40.04%(a)
     Return after taxes on distributions         -40.43%          -40.04%(a)
     Return after taxes on distributions
     and sale of fund shares                     -24.83%          -29.10%(a)
   Class B
     Return before taxes                         -39.63%          -39.97%(a)
   Class C
     Return before taxes                         -37.91%          -39.11%(a)
   Class Y
     Return before taxes                         -36.36%          -38.44%(a)
Russell 1000(R) Growth Index                     -27.88%          -28.84%(b)
Lipper Large-Cap Growth Funds Index              -28.11%          -28.09%(b)

(a) Inception date was June 26, 2000.

(b) Measurement period started July 1, 2000.

Before-Tax Returns

This table shows total returns from hypothetical investments in Class A, Class B, Class C and Class Y shares of the Fund. These returns are compared to the indexes shown for the same periods. The performance of different classes varies because of differences in sales charges and fees.

After-Tax Returns

After-tax returns are shown only for Class A shares. After-tax returns for the other classes will vary. After-tax returns are calculated using the highest historical individual federal marginal income tax rate and do not reflect the impact of state and local taxes. Actual after-tax returns will depend on your tax situation and most likely will differ from the returns shown in the table. If you hold your shares in a tax-deferred account, such as a 401(k) plan or an IRA, the after-tax returns do not apply to you since you will not incur taxes until you begin to withdraw from your account.

The Return After Taxes on Distributions for a period may be the same as the Return Before Taxes for the same period if there are no distributions or if the distributions are small. The Return After Taxes on Distributions and Sale of Fund Shares for a period may be greater than the Return Before Taxes for the same period if there was a tax loss realized on sale of Fund shares. The benefit of the tax loss (since it can be used to offset other gains) may result in a higher return.

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6p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

For purposes of this calculation we assumed:

o    the maximum sales charge for Class A shares,

o sales at the end of the period and deduction of the applicable contingent deferred sales charge (CDSC) for Class B shares and Class C shares,

o    no sales charge for Class Y shares, and

o no adjustments for taxes paid by an investor on the reinvested income and capital gains.

Russell 1000(R) Growth Index, an unmanaged index, measures the performance of the growth subset of the Russell 1000(R) Index, which is composed of the largest 1,000 companies in the U.S. These companies have higher price-to-book ratios and higher forecasted growth values.

The Lipper Large-Cap Growth Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)
                                                           Class A    Class B    Class C   Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                       5.75%(b)     none       none      none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)     none        5%        1%(c)     none

Annual Fund operating expenses(d) (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:   Class A  Class B Class C  Class Y

Management fees(e)                              0.57%    0.57%   0.57%    0.57%
Distribution (12b-1) fees                       0.25%    1.00%   1.00%    0.00%
Other expenses(f)                               0.86%    0.87%   0.87%    0.95%
Total                                           1.68%    2.44%   2.44%    1.52%
Fee waiver/expense reimbursement                0.36%    0.36%   0.36%    0.36%
Net expenses                                    1.32%    2.08%   2.08%    1.16%

(a) This charge may be reduced depending on the value of your total investments in American Express mutual funds. See "Sales Charges."

(b) For Class A purchases over $500,000 on which the sales charge is waived, a 1% sales charge applies if you sell your shares less than one year after purchase.

(c) For Class C purchases, a 1% sales charge applies if you sell your shares less than one year after purchase.

(d) Other expenses are based on estimated amounts for the current fiscal year. AEFC has contractually agreed to waive certain fees and to absorb certain expenses until March 31, 2004. Under this agreement, total expenses will not exceed 1.32% for Class A; 2.08% for Class B; 2.08% for Class C and 1.16% for Class Y.

(e) Includes the impact of a performance incentive adjustment fee that decreased the management fee by 0.08% for the most recent fiscal year.

(f) Other expenses include an administrative services fee, a shareholder services fee for Class Y, a transfer agency fee and other nonadvisory expenses. Effective May 1, 2003, the transfer agency fee for Class A, Class B, Class C and Class Y increased to $19.50, $20.50, $20.00 and $17.50 per shareholder account, respectively. The percentages above reflect these increases in transfer agency fees.

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7p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

Assume you invest $10,000 and the Fund earns a 5% annual return each year. The operating expenses remain the same each year. You would pay the following expenses if you redeem all of your shares at the end of the time periods indicated:

                 1 year       3 years      5 years        10 years
Class A(a)        $702        $1,041       $1,404          $2,424
Class B           $611        $1,027       $1,369          $2,565(b)
Class C           $311        $  727       $1,269          $2,753
Class Y           $118        $  445       $  796          $1,787

(a)  Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                 1 year       3 years      5 years        10 years
Class A(a)        $702        $1,041       $1,404          $2,424
Class B           $211        $  727       $1,269          $2,565(b)
Class C           $211        $  727       $1,269          $2,753
Class Y           $118        $  445       $  796          $1,787

(a)  Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

These examples do not represent actual expenses, past or future. Actual expenses may be higher or lower than those shown.

INVESTMENT MANAGER

Daniel J. Rivera, CFA, Co-Portfolio Manager

o    Managed the Fund since 2002.

o    Joined AEFC in 2000.

o Prior to that, Growth Team Leader and Senior Portfolio Manager, BB&T Asset Management, from 1997 to 2000.

o    Began investment career in 1984.

o    MBA, University of North Carolina-Chapel Hill.

C. Steven Brennaman, Co-Portfolio Manager

o    Managed the Fund since 2002.

o    Joined AEFC in 2000.

o Prior to that, Vice President and Senior Portfolio Manager, BB&T Asset Management, from, 1995 to 2000.

o    Began investment career in 1995.

o    MS, Troy State University.

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8p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

The Fund pays AEFC a fee for managing its assets. Under the Investment Management Services Agreement, the fee for the most recent fiscal year was 0.57% of the Fund's average daily net assets, including an adjustment under the terms of a performance incentive arrangement. The maximum monthly adjustment (increase or decrease) will be 0.12% of the Fund's average net assets on an annual basis. Under the agreement, the Fund also pays taxes, brokerage commissions, and nonadvisory expenses. AEFC or an affiliate may make payments from its own resources, which include profits from management fees paid by the Fund, to compensate broker-dealers or other persons for providing distribution assistance. AEFC, located at 200 AXP Financial Center, Minneapolis, Minnesota 55474, is a wholly-owned subsidiary of American Express Company, a financial services company with headquarters at American Express Tower, World Financial Center, New York, New York 10285.

The Fund operates under an order from the Securities and Exchange Commission that permits AEFC, subject to the approval of the Board of Directors, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

OTHER SECURITIES AND INVESTMENT STRATEGIES

The Fund may invest in other securities and may employ other investment strategies that are not principal investment strategies. The Fund's policies permit investment in other instruments, such as money market securities, preferred stock, investment grade debt obligations and convertible securities. Additionally, the Fund may use derivative instruments such as option and futures contracts to produce incremental earnings, to hedge existing positions and to increase flexibility. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio manager is not required to use derivatives.

For more information on strategies and holdings, see the Fund's Statement of Additional Information (SAI) and its annual and semiannual reports.

Buying and Selling Shares

VALUING FUND SHARES

The public offering price for Class A is the net asset value (NAV) adjusted for the sales charge. For Class B, Class C and Class Y, it is the NAV.

The NAV is the value of a single Fund share. The NAV usually changes daily, and is calculated at the close of business of the New York Stock Exchange, normally 3 p.m. Central Time (CT), each business day (any day the New York Stock Exchange is open).

Fund shares may be purchased through various third-party organizations, including 401(k) plans, banks, brokers and investment advisers. Where authorized by the Fund, orders will be priced at the NAV next computed after receipt by the organization or their selected agent.

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The Fund's investments are valued based on market quotations, or where market quotations are not readily available, based on methods selected in good faith by the board. If the Fund's investment policies permit it to invest in securities that are listed on foreign stock exchanges that trade on weekends or other days when the Fund does not price its shares, the value of the Fund's underlying investments may change on days when you could not buy or sell shares of the Fund. Please see the SAI for further information.

INVESTMENT OPTIONS

1. Class A shares are sold to the public with a sales charge at the time of purchase and an annual distribution (12b-1) fee of 0.25%.

2. Class B shares are sold to the public with a contingent deferred sales charge (CDSC) and an annual distribution fee of 1.00%.

3. Class C shares are sold to the public without a sales charge at the time of purchase and with an annual distribution fee of 1.00% (may be subject to a CDSC).

4. Class Y shares are sold to qualifying institutional investors without a sales charge or distribution fee. Please see the SAI for information on eligibility to purchase Class Y shares.

Investment options summary

The Fund offers four different classes of shares. There are differences among the fees and expenses for each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor can help you with this decision.

The following table shows the key features of each class:

                Class A            Class B        Class C         Class Y
--------------- ------------------ -------------- --------------- --------------
Availability    Available to       Available to   Available to    Limited to
                all investors.     all            all investors.  qualifying
                                   investors.                     institutional
                                                                  investors.
--------------- ------------------ -------------- --------------- --------------
Initial Sales   Yes. Payable       No. Entire     No. Entire      No. Entire
Charge          at time of         purchase       purchase        purchase price
                purchase.          price is       price is        is invested in
                Lower sales        invested in    invested in     shares of the
                charge for         shares of      shares of the   Fund.
                larger             the Fund.      Fund.
                investments.
--------------- ------------------ -------------- --------------- --------------
Deferred Sales  On purchases       Maximum 5%     1% CDSC         None.
Charge          over $500,000,     CDSC during    applies if
                1% CDSC            the first      you sell your
                applies if you     year           shares less
                sell your          decreasing     than one year
                shares less        to 0% after    after
                than one year      six years.     purchase.
                after purchase.
--------------- ------------------ -------------- --------------- --------------
Distribution    Yes.* 0.25%        Yes.* 1.00%    Yes.* 1.00%     Yes. 0.10%
and/or
Shareholder
Service Fee
--------------- ------------------ -------------- --------------- --------------
Conversion to   N/A                Yes,           No.             No.
Class A                            automatically
                                   in ninth
                                   calendar
                                   year of
                                   ownership.
--------------- ------------------ -------------- --------------- --------------

* The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940 that allows it to pay distribution and servicing-related expenses for the sale of Class A, Class B and Class C shares. Because these fees are paid out of the Fund's assets on an on-going basis, the fees may cost long-term shareholders more than paying other types of sales charges imposed by some mutual funds.

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Should you purchase Class A, Class B or Class C shares?

If your investments in American Express mutual funds total $250,000 or more, Class A shares may be the better option because the sales charge is reduced for larger purchases. If you qualify for a waiver of the sales charge, Class A shares will be the best option.

If you invest less than $250,000, consider how long you plan to hold your shares. Class B shares have a higher annual distribution fee than Class A shares and a CDSC for six years. Class B shares convert to Class A shares in the ninth calendar year of ownership. Class B shares purchased through reinvested dividends and distributions also will convert to Class A shares in the same proportion as the other Class B shares.

Class C shares also have a higher annual distribution fee than Class A shares. Class C shares have no sales charge if you hold the shares for one year or longer. Unlike Class B shares, Class C shares do not convert to Class A. As a result, you will pay a 1% distribution fee for as long as you hold Class C shares. If you choose a deferred sales charge option (Class B or Class C), generally you should consider Class B shares if you intend to hold your shares for more than six years. Consider Class C shares if you intend to hold your shares less than six years. To help you determine what investment is best for you, consult your financial advisor.

PURCHASING SHARES

To purchase shares through an American Express Brokerage Account or entities other than American Express Financial Advisors Inc., please refer to the American Express Brokerage Web site or consult your selling agent. The following section explains how you can purchase shares from American Express Financial Advisors (the Distributor).

If you do not have a mutual fund account, you need to establish one. Your financial advisor will help you fill out and submit an application. Once your account is set up, you can choose among several convenient ways to invest.

When you purchase shares for a new or existing account, your order will be priced at the next NAV calculated after your order is accepted by the Fund. If your application does not specify which class of shares you are purchasing, we will assume you are investing in Class A shares.

Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number.

If you do not provide and certify the correct TIN, you could be subject to backup withholding of 30% of taxable distributions and proceeds from certain sales and exchanges. You also could be subject to further penalties, such as:

o    a $50 penalty for each failure to supply your correct TIN,

o a civil penalty of $500 if you make a false statement that results in no backup withholding, and

o    criminal penalties for falsifying information.

You also could be subject to backup withholding, if the IRS notifies us to do so, because you failed to report required interest or dividends on your tax return.

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How to determine the correct TIN

For this type of account:            Use the Social Security or Employer
                                     Identification number of:
------------------------------------ ----------------------------------------
Individual or joint account          The individual or one of the owners
                                     listed on the joint account
------------------------------------ ----------------------------------------
Custodian account of a minor         The minor
(Uniform Gifts/Transfers to Minors
Act)
------------------------------------ ----------------------------------------
A revocable living trust             The grantor-trustee (the person who puts
                                     the  money  into the trust)
------------------------------------ ----------------------------------------
An irrevocable trust, pension        The legal entity (not the personal
trust or estate                      representative or trustee, unless no
                                     legal entity is designated in the
                                     account title)
------------------------------------ ----------------------------------------
Sole proprietorship                  The owner
------------------------------------ ----------------------------------------
Partnership                          The partnership
------------------------------------ ----------------------------------------
Corporate                            The corporation
------------------------------------ ----------------------------------------
Association, club or tax-exempt      The organization
organization
------------------------------------ ----------------------------------------

For details on TIN requirements, contact your financial advisor to obtain a copy of federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at (www.irs.gov).

Three ways to invest

1 By mail

Once your account has been established, send your check with the account number on it to:

American Express Funds
70200 AXP Financial Center
Minneapolis, MN 55474

Minimum amounts
Initial investment:        $2,000
Additional investments:    $100
Account balances:          $300
Qualified accounts:        none

If your account balance falls below $300, you will be asked to increase it to $300 or establish a scheduled investment plan. If you do not do so within 30 days, your shares can be sold and the proceeds mailed to you.

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2 By scheduled investment plan

Contact your financial advisor for assistance in setting up one of the following scheduled plans:

o    automatic payroll deduction,

o    bank authorization,

o    direct deposit of Social Security check, or

o    other plan approved by the Fund.

Minimum amounts
Initial investment:        $100
Additional investments:    $50 per payment for qualified accounts;
                           $100 per payment for nonqualified accounts
Account balances:          none (on a scheduled investment plan with
                           monthly payments)

If your account balance is below $2,000, you must make payments at least monthly.

3 By wire or electronic funds transfer

If you have an established account, you may wire money to:

Wells Fargo Bank Minnesota, N.A.
Minneapolis, MN 55479
Routing Transit No. 091000019

Give these instructions:

Credit American Express Financial Advisors Account #0000030015 for personal account # (your account number) for (your name). Please be sure to include all 10 digits of the American Express Financial Advisors account number, including the zeros.

If this information is not included, the order may be rejected, and all money received by the Fund, less any costs the Fund or American Express Client Service Corporation (AECSC) incurs, will be returned promptly.

Minimum amounts
Each wire investment:      $1,000

TRANSACTIONS THROUGH AMERICAN EXPRESS BROKERAGE OR THIRD PARTIES

You may buy or sell shares through American Express Brokerage, certain 401(k) plans, banks, broker-dealers, financial advisors or other investment professionals. These organizations may charge you a fee for this service and may have different policies. Some policy differences may include different minimum investment amounts, exchange privileges, fund choices and cutoff times for investments. The Fund and the Distributor are not responsible for the failure of one of these organizations to carry out its obligations to its customers. Some organizations may receive compensation from the Distributor or its affiliates for shareholder recordkeeping and similar services. Where authorized by the Fund, some organizations may designate selected agents to accept purchase or sale orders on the Fund's behalf. To buy or sell shares through American Express Brokerage or third parties or to determine if there are policy differences,

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13p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS please consult the American Express Brokerage Web site or your selling agent. For other pertinent information related to buying or selling shares, please refer to the appropriate section in the prospectus.

SALES CHARGES

Class A -- initial sales charge alternative

When you purchase Class A shares, you pay a sales charge as shown in the following table:

                                      Sales charge as percentage of:
Total market value         Public offering price*        Net amount invested

Up to $49,999                      5.75%                        6.10%
$50,000-$99,999                    4.75                         4.99
$100,000-$249,999                  3.75                         3.90
$250,000-$499,999                  2.50                         2.56
$500,000-$999,999                  2.00**                       2.04**
$1,000,000 or more                 0.00                         0.00

  * Offering price includes the sales charge.

 ** The sales charge will be waived until further notice.

The sales charge on Class A shares may be lower than 5.75%, based on the combined market value of:

o    your current investment in this Fund,

o    your previous investment in this Fund, and

o investments you and your primary household group have made in other American Express mutual funds that have a sales charge. (The primary household group consists of accounts in any ownership for spouses or domestic partners and their unmarried children under 21. For purposes of this policy, domestic partners are individuals who maintain a shared primary residence and have joint property or other insurable interests.) AXP Tax-Free Money Fund and Class A shares of AXP Cash Management Fund do not have sales charges.

Other Class A sales charge policies

o IRA purchases or other employee benefit plan purchases made through a payroll deduction plan or through a plan sponsored by an employer, association of employers, employee organization or other similar group, may be added together to reduce sales charges for all shares purchased through that plan, and

o if you intend to invest more than $50,000 over a period of 13 months, you can reduce the sales charges in Class A by filing a letter of intent. If purchasing shares in a brokerage account or through a third party, you must request the reduced sales charge when you buy shares. For more details, please contact your financial advisor or see the SAI.

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14p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

Waivers of the sales charge for Class A shares

Sales charges do not apply to:

o current or retired board members, officers or employees of the Fund or AEFC or its subsidiaries, their spouses or domestic partners, children and parents.

o current or retired American Express financial advisors, employees of financial advisors, their spouses or domestic partners, children and parents.

o registered representatives and other employees of brokers, dealers or other financial institutions having a sales agreement with the Distributor, including their spouses, domestic partners, children and parents.

o investors who have a business relationship with a newly associated financial advisor who joined the Distributor from another investment firm provided that (1) the purchase is made within six months of the advisor's appointment date with the Distributor, (2) the purchase is made with proceeds of shares sold that were sponsored by the financial advisor's previous broker-dealer, and (3) the proceeds are the result of a sale of an equal or greater value where a sales load was assessed.

o qualified employee benefit plans offering participants daily access to American Express mutual funds. Eligibility must be determined in advance. For assistance, please contact your financial advisor. Participants in certain qualified plans where the initial sales charge is waived may be subject to a deferred sales charge of up to 4%.

o shareholders who have at least $1 million in American Express mutual funds. Until further notice, the sales charge does not apply to shareholders who have at least $500,000 in American Express mutual funds. If the investment is sold less than one year after purchase, a CDSC of 1% will be charged. During that year, the CDSC will be waived only in the circumstances described for waivers for Class B and Class C shares.

o purchases made within 90 days after a sale of American Express Fund shares (up to the amount sold).

     Send the Fund a written request along with your payment, indicating the date and the amount of the sale.

o    purchases made:

     o with dividend or capital gain distributions from this Fund or from the same class of another American Express mutual fund,

     o through or under a wrap fee product or other investment product sponsored by the Distributor or another authorized broker-dealer, investment advisor, bank or investment professional,

     o    within the University of Texas System ORP,

     o within a segregated separate account offered by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company,

     o    within the University of Massachusetts After-Tax Savings Program, or

     o through or under a subsidiary of AEFC offering Personal Trust Services' Asset-Based pricing alternative.

o shareholders whose original purchase was in a Strategist fund merged into an American Express fund in 2000.

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15p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

Class B and Class C -- contingent deferred sales charge (CDSC) alternative

For Class B, the CDSC is based on the sale amount and the number of calendar years -- including the year of purchase -- between purchase and sale. The following table shows how CDSC percentages on sales decline after a purchase:

If the sale is made during the:                 The CDSC percentage rate is:

First year                                                   5%
Second year                                                  4%
Third year                                                   4%
Fourth year                                                  3%
Fifth year                                                   2%
Sixth year                                                   1%
Seventh year                                                 0%

For Class C, a 1% CDSC is charged if you sell your shares less than one year after purchase.

For both Class B and Class C, if the amount you are selling causes the value of your investment to fall below the cost of the shares you have purchased, the CDSC is based on the lower of the cost of those shares purchased or market value. Because the CDSC is imposed only on sales that reduce your total purchase payments, you never have to pay a CDSC on any amount that represents appreciation in the value of your shares, income earned by your shares, or capital gains.

In addition, the CDSC on your sale, if any, will be based on your oldest purchase payment. The CDSC on the next amount sold will be based on the next oldest purchase payment.

Example

Assume you had invested $10,000 in Class B shares and that your investment had appreciated in value to $12,000 after 3-1/2 years, including reinvested dividends and capital gain distributions. You could sell up to $2,000 worth of shares without paying a CDSC ($12,000 current value less $10,000 purchase amount). If you sold $2,500 worth of shares, the CDSC would apply to the $500 representing part of your original purchase price. The CDSC rate would be 3% because the sale was made during the fourth year after the purchase.

Waivers of the sales charge for Class B and Class C shares

The CDSC will be waived on sales of shares:

o    in the event of the shareholder's death,

o    held in trust for an employee benefit plan, or

o held in IRAs or certain qualified plans if American Express Trust Company is the custodian, such as Keogh plans, tax-sheltered custodial accounts or corporate pension plans, provided that the shareholder is:

     o    at least 59-1/2 years old AND

     o taking a retirement distribution (if the sale is part of a transfer to an IRA or qualified plan, or a custodian-to-custodian transfer, the CDSC will not be waived) OR

     o    selling  under  an  approved   substantially  equal  periodic  payment
          arrangement.

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16p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

EXCHANGING/SELLING SHARES

Exchanges

You can exchange your Fund shares at no charge for shares of the same class of any other publicly offered American Express mutual fund. Exchanges into AXP Tax-Free Money Fund may only be made from Class A shares. For complete information on the other fund, including fees and expenses, read that fund's prospectus carefully. Your exchange will be priced at the next NAV calculated after we receive your transaction request in good order.

The Fund does not permit market-timing. Do not invest in the Fund if you are a market timer.

Excessive trading (market-timing) or other abusive short-term trading practices may disrupt portfolio management strategies, harm performance and increase fund expenses.

To prevent abuse or adverse effects on the Fund and its shareholders, AECSC and the Fund reserve the right to reject any purchase orders, including exchanges, limit the amount, modify or discontinue the exchange privilege, or charge a fee to any investor we believe has a history of abusive trading or whose trading, in our judgement has been disruptive to the Fund. For example, we may exercise these rights if exchanges are too numerous or too large.

Other exchange policies:

o    Exchanges must be made into the same class of shares of the new fund.

o If your exchange creates a new account, it must satisfy the minimum investment amount for new purchases.

o    Once we receive your exchange request, you cannot cancel it.

o Shares of the new fund may not be used on the same day for another exchange.

o If your shares are pledged as collateral, the exchange will be delayed until AECSC receives written approval from the secured party.

Selling Shares

You can sell your shares at any time. The payment will be mailed within seven days after accepting your request.

When you sell shares, the amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received in good form by the Fund, minus any applicable CDSC.

You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. If you reinvest in Class B or Class C, any CDSC you paid on the amount you are reinvesting also will be reinvested. To take advantage of this option, send a written request within 90 days of the date your sale request was received and include your account number. This privilege may be limited or withdrawn at any time and may have tax consequences.

The Fund reserves the right to redeem in kind.

For more details and a description of other sales policies, please see the SAI.

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17p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

To sell or exchange shares held through an American Express Brokerage Account or with entities other than American Express Financial Advisors, please consult your selling agent. The following section explains how you can exchange or sell shares held with American Express Financial Advisors.

If you decide to sell your shares within 30 days of a telephoned-in address change, a written request is required.

Important: If you request a sale of shares you recently purchased by a check or money order that is not guaranteed, the Fund will wait for your check to clear. It may take up to 10 days from the date of purchase before payment is made. Payment may be made earlier if your bank provides evidence satisfactory to the Fund and AECSC that your check has cleared.

Two ways to request an exchange or sale of shares

1 By letter

Include in your letter:

o    the name of the fund(s),

o    the class of shares to be exchanged or sold,

o your mutual fund account number(s) (for exchanges, both funds must be registered in the same ownership),

o    your Social Security number or Employer Identification number,

o    the dollar amount or number of shares you want to exchange or sell,

o    signature(s)  of  registered   account  owner(s)  (All  signatures  may  be
     required. Contact AECSC for more information.),

o    for sales, indicate how you want your money delivered to you, and

o    any paper certificates of shares you hold.

Regular or express mail:
American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

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18p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

2 By telephone

American Express Client Service Corporation
Telephone Transaction Service
(800) 437-3133

o The Fund and AECSC will use reasonable procedures to confirm authenticity of telephone exchange or sale requests.

o Telephone exchange and sale privileges automatically apply to all accounts except custodial, corporate or qualified retirement accounts. You may request that these privileges NOT apply by writing AECSC. Each registered owner must sign the request.

o Acting on your instructions, your financial advisor may conduct telephone transactions on your behalf.

o    Telephone privileges may be modified or discontinued at any time.

Minimum sale amount:       $100

Maximum sale amount:       $100,000

Four ways to receive payment when you sell shares

1 By regular or express mail

o    Mailed to the address on record.

o    Payable to names listed on the account.

o The express mail delivery charges you pay will vary depending on the courier you select.

2 By electronic funds transfer (EFT or ACH)

o    Minimum redemption: $100.

o    Funds are deposited electronically into your bank account.

o    No charge.

o Bank account must be in the same ownership as the American Express mutual fund account.

o    Allow two to five business days from request to deposit.

o    Pre-authorization  required.  For  instructions,   contact  your  financial
     advisor or AECSC.

3 By wire

o    Minimum redemption: $1,000.

o    Funds are wired electronically into your bank account.

o    Applicable wire charges will vary depending on service provided.

o Bank account must be in the same ownership as the American Express mutual fund account.

o    Allow one to two business days from request to deposit for domestic wires.

o    Pre-authorization  required.  For  instructions,   contact  your  financial
     advisor or AECSC.

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19p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

4 By scheduled payout plan

o    Minimum payment: $50.

o Contact your financial advisor or AECSC to set up regular payments on a monthly, bimonthly, quarterly, semiannual or annual basis.

o Purchasing new shares while under a payout plan may be disadvantageous because of the sales charges.

Distributions and Taxes

As a shareholder you are entitled to your share of the Fund's net income and net gains. The Fund distributes dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS

The Fund's net investment income is distributed to you as dividends. Capital gains are realized when a security is sold for a higher price than was paid for it. Each realized capital gain or loss is long-term or short-term depending on the length of time the Fund held the security. Realized capital gains and losses offset each other. The Fund offsets any net realized capital gains by any available capital loss carryovers. Net short-term capital gains are included in net investment income. Net realized long-term capital gains, if any, are distributed by the end of the calendar year as capital gain distributions.

REINVESTMENTS

Dividends and capital gain distributions are automatically reinvested in additional shares in the same class of the Fund, unless:

o    you request distributions in cash, or

o you direct the Fund to invest your distributions in the same class of any publicly offered American Express mutual fund for which you have previously opened an account.

We reinvest the distributions for you at the next calculated NAV after the distribution is paid.

If you choose cash distributions, you will receive cash only for distributions declared after your request has been processed.

TAXES

Distributions are subject to federal income tax and may be subject to state and local taxes in the year they are declared. You must report distributions on your tax returns, even if they are reinvested in additional shares.

If you buy shares shortly before the record date of a distribution, you may pay taxes on money earned by the Fund before you were a shareholder. You will pay the full pre-distribution price for the shares, then receive a portion of your investment back as a distribution, which may be taxable.

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20p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

For tax purposes, an exchange is considered a sale and purchase, and may result in a gain or loss. A sale is a taxable transaction. If you sell shares for less than their cost, the difference is a capital loss. If you sell shares for more than their cost, the difference is a capital gain. Your gain may be short term (for shares held for one year or less) or long term (for shares held for more than one year).

If you buy Class A shares and within 91 days exchange into another fund, you may not include the sales charge in your calculation of tax gain or loss on the sale of the first fund you purchased. The sales charge may be included in the calculation of your tax gain or loss on a subsequent sale of the second fund you purchased.

Selling shares held in an IRA or qualified retirement account may subject you to federal taxes, penalties and reporting requirements. Please consult your tax advisor.

Important: This information is a brief and selective summary of some of the tax rules that apply to this Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

Financial Highlights

Class A
Per share income and capital changes(a)
Fiscal period ended March 31,                                                    2003         2002        2001(b)
Net asset value, beginning of period                                            $2.19        $2.35       $ 4.98
Income from investment operations:
Net investment income (loss)                                                     (.01)        (.01)        (.01)
Net gains (losses) (both realized and unrealized)                                (.74)        (.15)       (2.62)
Total from investment operations                                                 (.75)        (.16)       (2.63)
Net asset value, end of period                                                  $1.44        $2.19       $ 2.35

Ratios/supplemental data
Net assets, end of period (in millions)                                           $29          $55          $53
Ratio of expenses to average daily net assets(c),(e)                            1.32%        1.26%        1.30%(d)
Ratio of net investment income (loss) to average daily net assets               (.55%)       (.65%)       (.47%)(d)
Portfolio turnover rate (excluding short-term securities)                        275%          78%          54%
Total return(i)                                                               (34.25%)      (6.81%)     (52.81%)(j)

See accompanying notes to financial highlights.

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21p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

Class B
Per share income and capital changes(a)
Fiscal period ended March 31,                                                    2003         2002        2001(b)
Net asset value, beginning of period                                            $2.16        $2.34       $ 4.99
Income from investment operations:
Net investment income (loss)                                                     (.02)        (.03)        (.03)
Net gains (losses) (both realized and unrealized)                                (.72)        (.15)       (2.62)
Total from investment operations                                                 (.74)        (.18)       (2.65)
Net asset value, end of period                                                  $1.42        $2.16       $ 2.34

Ratios/supplemental data
Net assets, end of period (in millions)                                           $15          $29          $27
Ratio of expenses to average daily net assets(c),(f)                            2.08%        2.04%        2.07%(d)
Ratio of net investment income (loss) to average daily net assets              (1.32%)      (1.43%)      (1.25%)(d)
Portfolio turnover rate (excluding short-term securities)                        275%          78%          54%
Total return(i)                                                               (34.26%)      (7.69%)     (53.11%)(j)

Class C
Per share income and capital changes(a)
Fiscal period ended March 31,                                                    2003         2002        2001(b)
Net asset value, beginning of period                                            $2.16        $2.34       $ 4.98
Income from investment operations:
Net investment income (loss)                                                     (.02)        (.03)        (.02)
Net gains (losses) (both realized and unrealized)                                (.73)        (.15)       (2.62)
Total from investment operations                                                 (.75)        (.18)       (2.64)
Net asset value, end of period                                                  $1.41        $2.16       $ 2.34

Ratios/supplemental data
Net assets, end of period (in millions)                                            $1           $2           $2
Ratio of expenses to average daily net assets(c),(g)                            2.08%        2.04%        2.07%(d)
Ratio of net investment income (loss) to average daily net assets              (1.31%)      (1.43%)      (1.25%)(d)
Portfolio turnover rate (excluding short-term securities)                        275%          78%          54%
Total return(i)                                                               (34.72%)      (7.69%)     (53.01%)(j)

See accompanying notes to financial highlights.

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22p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

Class Y
Per share income and capital changes(a)
Fiscal period ended March 31,                                                    2003         2002        2001(b)
Net asset value, beginning of period                                            $2.20        $2.35       $ 4.98
Income from investment operations:
Net investment income (loss)                                                     (.01)        (.01)        (.01)
Net gains (losses) (both realized and unrealized)                                (.74)        (.14)       (2.62)
Total from investment operations                                                 (.75)        (.15)       (2.63)
Net asset value, end of period                                                  $1.45        $2.20       $ 2.35

Ratios/supplemental data
Net assets, end of period (in millions)                                           $--          $--          $--
Ratio of expenses to average daily net assets(c),(h)                            1.11%        1.06%        1.11%(d)
Ratio of net investment income (loss) to average daily net assets               (.33%)       (.46%)       (.34%)(d)
Portfolio turnover rate (excluding short-term securities)                        275%          78%          54%
Total return(i)                                                               (34.09%)      (6.38%)     (52.81%)(j)

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from June 26, 2000 (when shares became publicly available) to March 31, 2001.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.66%, 1.40% and 1.59% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.42%, 2.16% and 2.35% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.42%, 2.16% and 2.35% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.50%, 1.24% and 1.36% for the periods ended March 31, 2003, 2002 and 2001, respectively.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

The information in these tables has been audited by KPMG LLP, independent auditors. The independent auditors' report and additional information about the performance of the Fund are contained in the Fund's annual report which, if not included with this prospectus, may be obtained without charge.

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23p -- AXP FOCUSED GROWTH FUND -- 2003 PROSPECTUS

This Fund, along with the other American Express mutual funds, is distributed by American Express Financial Advisors Inc. and can be purchased from an American Express financial advisor or from other authorized broker-dealers or third parties. The Funds can be found under the "Amer Express" banner in most mutual fund quotations.

Additional information about the Fund and its investments is available in the Fund's Statement of Additional Information (SAI), annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund during its last fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report or the semiannual report, contact your selling agent or American Express Client Service Corporation.

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
TTY: (800) 846-4852
Web site address:
americanexpress.com

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at (http://www.sec.gov). Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

Investment Company Act File #811-3956

Ticker Symbol
Class A: AFAFX    Class B: AFTBX
Class C: --       Class Y: --

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(logo)
American
 Express(R)
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American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

                                                              S-6003-99 E (5/03)